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Scientific Learning Corporation
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To Our Shareholders:

2011 was a year of transformational change at Scientific Learning. I’m pleased to have completed the critical technology investments necessary for our new on demand platform and future product innovations. We also launched a new go-to-market strategy that better aligns with our customers’ needs. We recognize we still have work ahead in order to deliver consistent top line growth and profitability, but we’re confident that we’re laying the right foundation for sustainable financial success.

Our end objective is to expand our market and grow our business through a predictable revenue stream as a Software-as-a-Service (SaaS) business. We have seen some early indicators that we are making significant progess in a short amount of time. We ended 2011 with 13% more school customers than we had at the start of the year, and 22% of those customers were using the Fast ForWord on-demand software only six months after launch. We are also building momentum in our new “seed and grow” sales approach in which smaller purchases give customers the chance to experience the success that comes from our products quickly and then expand their deployments to serve a broader audience of students. Although this approach is relatively new for us, our transaction volume increased steadily over the second half 2011, with year over year growth of 8% in the third quarter and a record 28% growth in the fourth quarter.

Our technology investments emphasize customer success by adding improved usability and accessibility to the positive learning results for which we are already well known. The release of MySciLEARN in Q1 2012, which is the 2.0 version of our on-demand platform, has made it exceptionally easier for schools and students to access the proven benefits of Fast ForWord. Additionally, in Q2 of this year, we’ll launch the new web-delivered Reading Assistant, which is already garnering a tremendous amount of enthusiasm from our customers. We are very pleased with the customer response to our new products and expect our market footprint, renewal rates and booked sales of recurring revenue in 2012 to reflect the improvements we have made.

We are also beginning to see the benefits of our web-based applications outside of the U.S. K-12 market. The number of students using our products outside the U.S. increased nearly 60% in 2011 compared to 2010, and sales of our direct-to-consumer BrainPro service also increased significantly. We have migrated our virtual school and private provider partners to the new platforms, and we are seeing a reduction in technical support needs for these partners as they serve parents and families in their homes. Although these initiatives outside of our core K-12 market only represent about 15% of our total sales today, they are all subscription-based relationships that represent significant demand and growth opportunity.

From a financial perspective, we are focused on driving recurring revenue while creating a leaner cost structure that can efficiently scale to support new and existing products in our various markets. Our long term goal is to predictably generate cash and positive operating income from our subscription business without relying on perpetual license deals. In the near term, we expect to have a blended model of perpetual and subscription sales in our U.S. K-12 business. We have a 2012 goal to generate positive operating cash, and we believe our recent $7.2 million private placement gives us strength in our balance sheet to execute our plan.

In closing, we now have the assets in place to execute on our long term strategy. We are very pleased to be armed with a broader product portfolio, the new and highly intuitive MySciLEARN platform, and a much improved go-to-market strategy. I believe we’re well positioned to transform this company for the benefit of our customers, learners, and shareholders, and we are truly grateful for the loyalty and dedication of our stakeholders. I also want to express my gratitude to all Scientific Learning employees for their hard work this past year and their commitment to achieving the important goals still ahead.

I look forward to updating you on our progress as we execute against our strategic and financial targets for 2012.

Sincerely,

Andy Myers
President and Chief Executive Officer

This letter to shareholders contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company's future financial results, including sales, revenue, expenses, cash flow and profit; the impact of our new selling and marketing models; timing of the planned release of the Reading Assistant product on My SciLEARN; market acceptance, renewal rates, transaction volume and levels of recurring revenue; expected growth; and the sufficiency of our financial resources. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products; and other risks detailed in the Company's SEC reports, including but not limited to the 2011 Report on Form 10K (Part I, Item 1A, Risk Factors), filed March 30, 2012, contained later in this Annual Report.